EXHIBIT 10.1

March 9, 2012

Howard Hochhauser

Dear Howard:

I am pleased to congratulate you on your February 13, 2012 promotion to Chief Operating Officer and CFO for Ancestry.com Inc. (the “Company”), to be based in our Corporate office in Provo, Utah, reporting to the Chief Executive Officer. In recognition of this new role and your continued role as Chief Financial Officer, we propose the following adjustment to your compensation.

Salary:	$300,000 annualized, payable semi-monthly according to normal company payroll policy. This salary increase will be effective retroactive to January 1, 2012.

Bonus:	A target of 75% of salary based upon company and individual performance goals per the terms and conditions of the Company’s Performance Incentive Program.

Other than the salary adjustment indicated above, this letter does not change any terms or conditions of your employment arrangement as addressed in the July 2009 letter and the July 2010 amendment.

Please signify your acceptance of these adjustments to your compensation package by signing below and by signing and returning the attached Agreement to Protect Company Property.

If you have any additional questions, please feel free to contact me at (801) 705-7000.

Sincerely,

/s/ Tim Sullivan

Tim Sullivan CEO	/s/ Howard Hochhauser
Ancestry.com Inc.	Howard Hochhauser